EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Amendment No. 2 and related Prospectus) of Orphan Medical, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the financial statements and schedule of Orphan Medical, Inc. included in its Annual Report (Form 10-K/A Amendment No. 3) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 19, 2004